Exhibit 99.1

NuStar GP Holdings, LLC Reports Third Quarter 2013 Results

SAN ANTONIO, November 12, 2013 — NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the third quarter of 2013 was $22.6 million, or $0.53 per unit, compared to $23.4 million, or $0.55 per unit, for the third quarter of 2012.
The company reported third quarter net income of $12.0 million, or $0.29 per unit, compared to net income of $19.2 million, or $0.45 per unit, in the third quarter of 2012. The third quarter 2012 results included $10.7 million, or $0.25 per unit, of a non-cash gain resulting from NuStar Energy L.P.’s issuance of limited partner units in September 2012. Excluding this gain, third quarter 2012 adjusted net income would have been $8.5 million, or $0.20 per unit.
As previously announced on October 31, 2013, the third quarter 2013 distribution of $0.545 per unit will be paid on November 19, 2013 to holders of record as of November 11, 2013.
“NuStar GP Holdings, LLC’s results should improve in the fourth quarter of 2013 and into 2014 as NuStar Energy L.P. continues to complete internal growth projects, primarily in the Eagle Ford Shale region,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.
A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, November 12, 2013, to discuss the financial results for the third quarter of 2013. Investors interested in listening to the presentation may call 800/622-7620, passcode 77504322. International callers may access the presentation by dialing 706/645-0327, passcode 77504322. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 77504322. International callers may access the playback by calling 404/537-3406, passcode 77504322. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.
NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 13.0 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal and pipeline operators in the nation. NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2012 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC
Condensed Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Statement of Income Data:
Equity in earnings (loss) of NuStar Energy L.P.	$13,462	$9,185	$39,023	$(11,471)

General and administrative expenses	(941)	(654)	(2,359)	(2,306)
Other (expense) income, net	(9)	10,702	90	10,808
Interest expense, net	(191)	(158)	(534)	(442)

Income (loss) before income tax (expense) benefit	12,321	19,075	36,220	(3,411)
Income tax (expense) benefit	(286)	90	(551)	414
Net income (loss)	$12,035	$19,165	$35,669	$(2,997)

Basic and diluted net income (loss) per unit	$0.29	$0.45	$0.84	$(0.07)

Equity in Earnings (Loss) of NuStar Energy L.P.:
General partner interest	$452	$(128)	$1,174	$(4,928)
General partner incentive distribution	10,805	10,805	32,415	30,437
General partner’s interest in earnings (loss) and incentive distributions of NuStar Energy L.P.	11,257	10,677	33,589	25,509
Limited partner interest in earnings (loss) of NuStar Energy L.P.	2,926	(771)	7,597	(34,817)
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,163)	(2,163)
Equity in earnings (loss) of NuStar Energy L.P.	$13,462	$9,185	$39,023	$(11,471)

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,961	$5,883	$5,525
General partner incentive distribution	10,805	10,805	32,415	30,437
Limited partner interest – common units	11,268	11,374	33,820	33,808
Total cash distributions expected from NuStar Energy L.P.	24,034	24,140	72,118	69,770
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(941)	(654)	(2,359)	(2,306)
Income tax (expense) benefit	(286)	90	(551)	414
Interest expense, net	(191)	(158)	(534)	(442)
DCF	$22,616	$23,418	$68,674	$67,436

Weighted average number of common units outstanding	42,624,518	42,575,563	42,616,256	42,575,183

DCF per unit (Note 1)	$0.53	$0.55	1.61	1.58

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.545	$1.635	$1.565

Total distribution	$23,231	$23,204	$69,689	$66,637

NuStar GP Holdings, LLC
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar GP Holdings, LLC utilizes financial measures, distributable cash flow (DCF) and DCF per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the ability to make a minimum quarterly distribution. DCF and DCF per unit are not intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as a substitute for a measure of performance in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of net income (loss) to DCF and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$12,035	$19,165	$35,669	$(2,997)
Less equity in (earnings) loss of NuStar Energy L.P.	(13,462)	(9,185)	(39,023)	11,471
Plus cash distributions expected from NuStar Energy L.P.	24,034	24,140	72,118	69,770
Other (income) expense, net	9	(10,702)	(90)	(10,808)
DCF	22,616	23,418	68,674	67,436
Less cash distributions expected from NuStar Energy L.P.	(24,034)	(24,140)	(72,118)	(69,770)
Distributions of equity in earnings of NuStar Energy L.P.	13,462	—	39,023	—
Net effect of changes in operating accounts	(7,842)	10,198	(7,782)	7,606
Net cash provided by operating activities	$4,202	$9,476	$27,797	$5,272